Exhibit 10.47

THIRD AMENDMENT TO SUBLEASE

THIS THIRD AMENDMENT TO SUBLEASE (“Third Amendment”) is made effective as of this 9th day of March, 2005, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Sublandlord”) and PROVIDE COMMERCE, INC., a Delaware corporation, as successor-in-interest to Proflowers, Inc., a Delaware corporation (“Subtenant”) with regard to the following facts:

RECITALS

A. Sublandlord and Subtenant entered into that certain Sublease (the “Original Sublease”), dated as of November 24, 1999, and subsequently amended by that certain First Amendment to Sublease (the “First Amendment”) dated June 25, 2004, and that certain Second Amendment to Sublease (the “Second Amendment”) dated October 26, 2004 (collectively, the “Sublease”), with respect to those Premises described therein, containing approximately 50,855 rentable square feet and located on the second (2nd) floor and a portion of the first (1st) floor of that certain building located at 5005 Wateridge Vista Drive, in the City of San Diego, County of San Diego, State of California (the “Building”). The capitalized terms used herein shall have the meanings set forth in the Sublease unless otherwise indicated.

B. Subtenant and Sublandlord desire to expand the Premises to include an additional 9,845 rentable square feet on the first (1st) floor of the Building, as depicted on Exhibit “A” (the “Second Takedown First Floor Space”. The defined term “Expansion Premises” shall mean the Expansion Premises as increased by the Additional First Floor Space and the Second Takedown First Floor Space, which shall be the Sublandlord’s entire premises in the Building.

NOW, THEREFORE, in consideration of covenants, terms and conditions herein set forth and for other good, valuable and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Premises. Subject to the terms and conditions of this Third Amendment, as of the effective date hereof (the “Effective Date”), the Premises shall be expanded to include the Second Takedown First Floor Space, consisting of approximately 9,845 rentable square feet, as shown on Exhibit “A” attached hereto and made a part hereof. Commencing on the Effective Date, the Premises shall consist of the original Premises and the Expansion Premises as increased by the Second Takedown First Floor Space, with an aggregate area of approximately 60,700 rentable square feet. Notwithstanding the actual area of the Premises, Sublandlord and Subtenant agree that the rentable square footage of the Premises set forth herein shall be a fair and reasonable approximation of the area of the Premises. As of the effective date of this Third Amendment, Sublandlord shall have no “First Floor Remainder Space” in the Building, and all references thereto are hereby deleted.

2. Condition of the Additional First Floor Space.

a. As-Is Condition. Subtenant agrees to accept the Expansion Premises in their “As-Is” condition. As of the Effective Date, Subtenant shall have full access to the first floor of the Building in order to begin construction of Subtenant’s improvements in the Second Takedown First Floor Space as depicted on Exhibit “B”, provided that such access shall be limited to access necessary to substantially complete said improvements, which are hereby approved by Sublandlord, and subject only to Master Landlord’s approval in accordance with the terms, conditions and covenants of the Sublease; provided, however, if Master Landlord’s consent is not obtained despite the commercially reasonable efforts of the parties to obtain such consent by 5:00 P.M., local time, on March 30, 2005, then Subtenant shall have the right to cancel this Third Amendment by written notice provided to Sublandlord not later than 5:00 P.M., local time, on April 15, 2005, and any such cancellation shall not affect the parties rights and obligations under the existing Sublease.

b. Demising Improvements; Refurbishment Allowance. Provided that no Subtenant Event of Default exists at the time such payment is due and payable to Subtenant, Sublandlord shall provide Subtenant with an additional monetary allowance in the amount of Subtenant’s additional costs and fees associated with refurbishing and improving the Expansion Premises including the Second Takedown First Floor Space, provided that Sublandlord’s payment obligation associated with such additional allowance shall not exceed Five Dollars ($5.00) per rentable square foot of the Second Takedown First Floor Space (i.e., $49,225.00) (as increased, the “Additional Expansion Allowance”), and shall be payable by Sublandlord along with the Expansion Allowance in the form of a check to Subtenant within thirty (30) days following Sublandlord’s receipt of all final invoices from Subtenant specifying, in reasonable detail, the amounts spent by Subtenant in its refurbishment and improvement of the Premises for the Renewal Term, provided that such invoices must be delivered to Sublandlord, if at all, not later than December 30, 2005. In addition, prior to any distribution of the Expansion Allowance and the Additional Expansion Allowance, Subtenant shall provide Sublandlord with copies of unconditional lien releases from all contractors, sub-contractors and suppliers as well as complete “as-built” drawings in a reproducible form, completed and signed off building department inspection card and certificate of occupancy (in the event a building permit was required for the contemplated refurbishment). Sublandlord acknowledges and agrees that the Expansion Allowance and the Additional Expansion Allowance may be used by Subtenant in refurbishing the entire Premises.

3. Area of Expansion Premises. The “Expansion Premises” shall include the Second Takedown First Floor Space, and shall consist of the entire first floor of the Building, which is approximately 29,970 rentable square feet.

4. No Further Expansion Rights. Subtenant shall have no additional rights under Section 1.2 of the Sublease.

5. Rent. The Monthly Rent provisions of the Basic Sublease Information are hereby modified (and the modifications of Section 6 of the First Amendment deleted) to add the following Renewal Term rent obligations:

Month of Term	Monthly Rent Per Rentable Square Ft	Monthly Rent
61-65	Free Rent Period	$0
66-72	$1.45	$88,015.00
73-84	$1.49	$90,443.00
85-96	$1.54	$93,478.00
97-108	$1.58	$95,906.00
109-116	$1.63	$98,941.00

7. Subtenant’s Share of Common Area Operating Expenses. As of the Effective Date, Subtenant’s Share of Common Area Operating Expenses for the Premises shall mean 35.13% and shall be calculated in accordance with Section 3.2.1 of the Sublease; and Subtenant’s Share of Building Operating Expenses for the Premises shall mean 100%.

8. Security Deposit. Upon execution of this Third Amendment by Subtenant, Subtenant shall deliver to Sublandlord additional funds in the amount of $16,047.35 in order to increase the Security Deposit held by Sublandlord to the amount of $98,941.00.

9. Brokerage Commissions. Subtenant warrants that, except for David Marino of Irving Hughes (“Subtenant’s Broker”), it has dealt with no real estate broker or agent who represents Subtenant in connection with this Third Amendment to whom Sublandlord is required to pay any commission as a result of this Third Amendment. Subtenant agrees to indemnify and hold Sublandlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commission or charges claimed by any real estate broker or agent other than Subtenant’s Broker employed by, or claiming to represent or to have been employed by, Subtenant in connection with the negotiation of this Third Amendment.

10. Authority. Each individual executing this Third Amendment on behalf of Subtenant and Sublandlord hereby covenants and warrants that the respective party has full right and authority to enter into this Third Amendment and that the person signing on behalf of such party is authorized to do so.

11. Entire Agreement. The Sublease, as amended by this Third Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Third Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose.

12. Remainder of Sublease to Continue in Effect. Except as amended hereby, the Sublease shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Sublease and this Third Amendment, the provisions of this Third Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made to the Sublease.

13. Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement after each party has executed such a counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the date first written above.

SUBTENANT: PROVIDE COMMERCE, INC. a Delaware corporation		SUBLANDLORD: EPICOR SOFTWARE CORPORATION a Delaware corporation

By:	/s/ William Strauss	By:	/s/ Illegible

Its:	CEO	Its:	CFO

EXHIBIT “A”

MODIFIED EXPANSION PREMISES DEPICTION

EXHIBIT “B”

TENANT IMPROVEMENTS DEPICTION